EXHIBIT 10.1

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (this “Agreement”) is being delivered this 27th day of June 2005, by Aspen Technology, Inc. (“Aspen” or “the Company”) to Stephen J. Doyle (“Doyle”).

1.             Doyle’s employment with Aspen will cease effective as of the close of business on June 30, 2005 (the “Termination Date”).  Doyle hereby confirms that effective as of the close of business on the Termination Date, he will no longer hold any positions as an officer, director or employee of Aspen, or any of its respective parents, subsidiaries and affiliates at any level, and he agrees to promptly execute such documents and take such actions as may be necessary or requested by Aspen to evidence the foregoing.

2.             In consideration of Doyle’s execution and failure to revoke this Agreement, Aspen shall pay to Doyle the following amounts and provide to Doyle, or to his heirs, the following benefits (together, the “Payments and Benefits”):

(a)           A lump sum severance payment of $675,000 (which amount represents two year’s base salary plus an amount equal to two times Doyle’s target bonus for 2005), which amount will be payable within 5 business days following the Effective Date (as defined in paragraph 10 below);

(b)           A lump sum payment of $28,000 (which amount represents an estimate of the cost to Doyle of obtaining health, life and disability insurance coverage for two years that is comparable to that provided to him by Aspen prior to the Termination Date), which amount will also be payable within 5 business days following the Effective Date;

(c)           A lump sum payment of $125,000 (which amount represents a bonus payment in recognition of Doyle’s work on behalf of Aspen during the FTC/Audit review) which amount will also be payable within 5 business days following the Effective Date;

(d)           Accelerated vesting, effective immediately prior to the Termination Date (but subject to revocation if the Effective Date does not occur), of each of the options to acquire common stock of Aspen that are currently outstanding and which have an exercise price that is under $15.00 per share, excluding however 8,144 vested and qualified incentive stock options with a strike price of $2.98 and 55,928 vested and qualified incentive stock options with a strike price of $2.75, (the “Specified Options”) and amendment of the terms of each Specified Option to provide that each such Specified Option shall remain exercisable during the period following the Effective Date until the earlier of (i) the two year anniversary of the Termination Date and (ii) the expiration of such Specified Option’s maximum term, notwithstanding the termination of Doyle’s employment;

(e)           A lump sum payment of $7000 (which amount is intended to cover the cost to Doyle of obtaining legal and accounting advice in connection with the termination of his employment and of setting up a computer system at his home);

(f)            Payment by Aspen for outplacement services to be provided to Doyle by New Directions Executive Outplacement following the Effective Date, up to a maximum of $45,000, which payments will be made directly to the outplacement provider.

(g)           Following the termination date, Doyle shall continue to be covered by Aspen’s director and officer liability insurance policies with respect to his service as an officer of Aspen subject to and in accordance with the terms of such policies.

All amounts payable pursuant to this paragraph 2 shall be paid net of any amounts required to be withheld by law.  Each option to acquire common stock of Aspen which is not a Specified Option shall be treated in accordance with its existing terms in connection with the termination of Doyle’s employment.  Doyle acknowledges that the treatment of the Specified Options described in paragraph 2(d) may cause certain of such Specified Options to cease to constitute incentive stock options under Section 422 of the Internal Revenue Code of 1986.

3.             The provisions of paragraph 4 of this Agreement shall not be construed to affect (i) Doyle’s eligibility to receive continuation coverage in Aspen’s medical plan(s) following the Termination Date pursuant to the provisions of the Consolidated Budget Omnibus Reconciliation Act of 1985, provided that he timely elects such coverage, (ii) Doyle’s rights under the AspenTech 401(k) Savings Plan to the extent that he is vested therein as of the Termination Date,(iii) any of Doyle’s rights to defense and indemnification, (iv) rights to workers compensation, disability insurance benefits and life insurance benefits, (v) rights to convert insurance policies, and (vi) claims to enforce this Agreement.

4.             Except for the obligations specifically set forth in, or incorporated by reference into, this Agreement, Doyle voluntarily, knowingly and willingly releases and forever discharges (the “Employee Release”) the Company, its parents, subsidiaries and affiliates at any level, together with each of their present and former directors, officers, employees, trustees, shareholders, agents, attorneys, predecessors, successors and assigns (collectively, the “Releasees”), from and against any and all claims, charges, damages, lawsuits, actions, causes of action and liabilities whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, which against them Doyle or his executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against any of the Releasees by reason of any matter, cause or thing whatsoever arising on or before the date Doyle signs this Agreement, whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity, except as may not otherwise be released by law.  This Employee Release also includes, but is not limited to, any rights or claims relating in any way to Doyle’s employment relationship with Aspen or any of the Releasees, or the termination thereof, or arising under any statute or regulation, including Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1993, each as amended, and any other federal, state or local statutes, including but not limited to, Chapter 151B of the Massachusetts General Laws, or the common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Doyle and the Company or any of the Releasees.  Doyle represents that he has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the other Releasees, arising out of or relating to any of the matters set forth in this Employee Release.  Doyle further agrees that he will not be entitled to any personal recovery in, and shall not commence or join, any action or proceeding whatsoever against the Company or any of the Releasees for any of the matters set forth in this Employee Release.  Doyle acknowledges that the Payments and Benefits are in lieu of and in full satisfaction of any and all amounts that might otherwise be payable to him or for his benefit under any contract, agreement, plan, policy, program, practice or otherwise, past or present, of the Company, including but not limited to, the Prior Agreements (as defined below).  Doyle further acknowledges that, other than Aspen’s obligations under this Agreement, following the Effective Date, the Company shall have no further obligations to him, and that he shall have no right to any other payments or benefits from the Company with respect to his employment with Aspen or the termination thereof.

5.             Doyle represents that he has returned or will immediately return to Aspen all Company property, including without limitation, mailing lists, reports, files, memoranda, records and software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which Doyle received or prepared or helped prepare in connection with his employment with Aspen, and he will not retain any copies, duplicates, reproductions or excerpts thereof in any form whatsoever.

6.             Doyle represents that he has not, and agrees that he will not, disclose confidential information of Aspen (which includes any information about the Company which is not generally available), including, but not limited to, any confidential information provided to Doyle while serving as General Counsel of Aspen, as well as any advice given to the Company or its employees by Doyle while serving as General Counsel or in any other position as attorney to the Company, except in each case for such disclosures as may be required by law or legal process (in which case Doyle shall notify Aspen of such legal or judicial proceeding immediately following his receipt of notice of such a requirement or proceeding, and permit Aspen to seek to protect its interests and information).  Doyle further acknowledges and agrees that he will continue to be bound by the confidentiality obligations assumed by him as an employee of and attorney to Aspen, including (except as specified in Section 16) as provided in the Confidentiality and Non-Competition Agreement with Aspen, dated as of July 29, 1996 (the “Confidentiality Agreement”).

7.             From and after the Termination Date, and with regard to matters as to which he obtained knowledge during his employment with Aspen, Doyle agrees to reasonably cooperate, at Aspen’s reasonable request, with the Company and any of its officers, directors, attorneys or employees (a) in connection with the defense or prosecution of any and all charges, complaints, claims, liabilities, obligations, promises, agreements, demands and causes of action of any nature whatsoever, which are asserted by any person or entity (including the Company) concerning or related to any matter that arises out of or concerns events or occurrences during Doyle’s employment with Aspen and (b) concerning requests for information about the business of the Company or Doyle’s involvement and participation therein.  Doyle shall provide such cooperation consistent with his other obligations and on reasonable notice; and such cooperation is not intended to be unreasonably burdensome nor to interfere with Doyle’s ability to transition into other personal or professional endeavors. Such cooperation shall not include the provision by Doyle of consulting services, legal advice or legal representation and shall not entitle Doyle to additional compensation; however Doyle shall be entitled to reimbursement, upon receipt by Aspen of suitable documentation, for reasonable and necessary travel and other expenses which he may incur at the specific request of Aspen and as approved in advance by Aspen in accordance with its policies and procedures established from time to time.  Without limiting the generality of the foregoing, Doyle shall, during the one year period commencing on the Termination Date, provide Aspen with consulting services, without charge, for a maximum of five days in each calendar quarter during such period.

8.             All inquiries concerning Doyle’s employment and termination of employment from the Company and all requests for references concerning Doyle (collectively “Inquiries”) shall be referred to the Company’s Senior Vice President of Human Resources.  Aspen shall announce the termination of Doyle’s employment at the time it announces the appointment of a new General Counsel and pursuant to a press release which will contain the language with respect to the termination of Doyle’s employment substantially similar to that which is set forth in Schedule A hereto.

9.             Doyle acknowledges that he has carefully read this Agreement and fully understands all of its terms, that he is an attorney and that he has been advised by Aspen to have this Agreement reviewed by legal counsel of his choice.  Doyle is signing this Agreement voluntarily and with full knowledge of its significance and acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement.  Doyle further understands that he has twenty-one (21) days from the original date of presentment of this Agreement (set forth below) to consider whether or not to execute this Agreement, although he may elect to sign it sooner, but not prior to July 1, 2005.

10.           Doyle shall have a period of seven (7) days after signing this Agreement to revoke his consent thereto, which revocation must be in writing and delivered to the undersigned, and that absent such timely revocation this Agreement shall become irrevocable and effective immediately upon the expiration of such seven (7) day time period (the “Effective Date”).  Doyle understands that if he revokes his consent within such seven (7) day period, this Agreement shall be null and void, ab initio, and Aspen will not be required to pay or provide the Payments and Benefits.

11.           The parties agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by Doyle, the Company or any of the Releasees.

12.           Doyle agrees to keep confidential the negotiations leading to this Agreement, as well as the terms hereof, except as may be required to obtain legal or tax advice or to enforce any right or obligation hereunder, in which case Doyle shall require his consultants and advisors to maintain the confidentiality of such negotiations and terms.  Doyle acknowledges that he has no interest in employment with the Company and further acknowledges that the Company has not made any express or implied representation to him that he will be entitled to be reemployed by the Company in the future.

13.           This Agreement shall be construed in accordance with the laws of The Commonwealth of Massachusetts, without regard to its choice of law provisions.  The provisions of this Agreement shall be deemed severable and the invalidity, illegality or unenforceability of any provision shall not affect or impair the validity, legality or enforceability of the other provisions hereof.  Moreover, if any one or more of the provisions of this Agreement shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

14.           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

15.           For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand delivered, 24 hours after sent by overnight courier, or upon receipt of mail by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Aspen:

Aspen Technology, Inc.

Ten Canal Park

Cambridge, MA 02141-2201

Fax: (617) 949-1030

Attention:  Senior Vice President, Human Resources

If to Employee:

Stephen J. Doyle

16 Ledge Hill Road

Southborough, MA 01772

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.           Except as otherwise stated herein, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, between the parties hereto with respect to such subject matter, including but not limited to, the Prior Agreements.  No provision of this Agreement may be modified or discharged unless such modification or discharge is authorized and agreed to in writing, signed by Doyle and Aspen.   For purposes of this Agreement, “Prior Agreements” shall include the Employment Agreement, dated as of November 26, 2002 between Doyle and Aspen, the Change in Control Agreement, dated as of August 12, 1997 between Doyle and Aspen and the offer letter from Aspen to Doyle, dated as of July 24, 1996 (in each case as amended from time to time) but shall not include the Confidentiality Agreement, which shall continue in effect as modified by Schedule B to this Agreement.

IN WITNESS WHEREOF, Doyle and Aspen have hereunder caused this Agreement to be duly executed as an agreement under seal and delivered in their names and on their behalf.

Date of original presentment:  June 27, 2005

Stephen J. Doyle			Aspen Technology, Inc.

Agreed:	/s/ Stephen J. Doyle	By:	/s/ Mark Fusco
		Title:	President & CEO
Date of signing:	July 1, 2005